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As filed with the Securities and Exchange Commission on March 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HF Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-0418532
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

225 South Main Avenue
Sioux Falls, South Dakota 57104
(Address, including Zip Code, of Principal Executive Offices)

HF FINANCIAL CORP. RETIREMENT SAVINGS PLAN
(Full Title of the Plans)

CURTIS L. HAGE
Chairman, President and Chief Executive Officer
225 South Main Avenue
Sioux Falls, South Dakota 57104
(Name, Address, including Zip Code,
and Telephone Number, including Area
Code, of Agent for Service)	COPIES TO: CHRISTOPHER C. CLEVELAND, ESQ. Briggs and Morgan, Professional Association 2400 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 334-8400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

HF Financial Corp. Retirement Savings Plan
Common Stock (par value $0.01 per share)	350,000	$11.77	$4,119,500	$379

(1)
This registration statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the HF Financial Corp. Retirement Savings Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered pursuant to the HF Financial Corp. Retirement Savings Plan and an indeterminate number of units in the HF Financial Corp. Stock Fund. The assets of the HF Financial Corp. Stock Fund consist of shares of Common Stock registered hereby and shares of a registered investment company money market fund.

(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock reported by the Nasdaq Stock Market on March 4, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents heretofore filed with the Securities and Exchange Commission (the "SEC") by HF Financial Corp., a Delaware corporation (the "Company"), and the HF Financial Corp. Retirement Savings Plan (f/k/a/ HF Financial Corp. Employee Stock Ownership and Savings Plan) (the "Plan") are incorporated herein by reference:

  (a)
  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

  (b)
  The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001;

  (c)
  Description of the Company's common stock contained in the Company's Registration Statement on Form 8-A declared effective by the SEC on March 2, 1992; and

  (d)
  The Annual Report on Form 11-K for the fiscal year ended June 30, 2001, filed by the Plan on December 24, 2001.

        The documents filed by the Company or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents").

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article NINTH of the Company's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article NINTH also provides for the authority to purchase insurance with respect thereto.

        Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities, excluding certain liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See the Exhibit Index for a list of Exhibits to this registration statement.

        (a)  Pursuant to Item 8(a), no opinion of counsel is required as to the legality of the securities registered under this registration statement. Such securities are not original issuance securities.

        (b)  The Company will submit or has submitted the Plan and any amendment to the Plan to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

        The Company hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions summarized in

Item 15 above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on the 7th day of March, 2002.

HF FINANCIAL CORP.
By:	/s/ CURTIS L. HAGE Curtis L. Hage Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Curtis L. Hage and Darrel L. Posegate as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ CURTIS L. HAGE Curtis L. Hage	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 7, 2002
/s/ DARREL L. POSEGATE Darrel L. Posegate	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 7, 2002
/s/ ROBERT L. HANSON Robert L. Hanson	Director	March 7, 2002
Paul J. Hallem	Director	March 7, 2002

/s/ JOELLEN G. KOERNER, PH.D. JoEllen G. Koerner, Ph.D.	Director	March 7, 2002
/s/ JEFFREY G. PARKER Jeffrey G. Parker	Director	March 7, 2002
/s/ WILLIAM G. PEDERSON William G. Pederson	Director	March 7, 2002
Thomas L. Van Wyhe	Director	March 7, 2002

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the undersigned administrator of the HF Financial Corp. Retirement Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on this 7th day of March, 2002.

HF FINANCIAL CORP. RETIREMENT SAVINGS PLAN
By:	/s/ MARY F. HITZEMANN Mary F. Hitzemann Administrator

EXHIBIT INDEX

Exhibit Number	Description
4	Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.P., dated October 23, 1996 is hereby incorporated by reference to Exhibit 1 to the Company's filing on Form 8-A, filed on October 29, 1996.
23	Independent Auditor's Consent
24	Powers of Attorney (included on signature page to the Registration Statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX